Exhibit 10.22

SEVERANCE PAYMENT AGREEMENT

                This Severance Agreement is entered into as of February 26, 2007 between Internet Brands, Inc., (the “Company”) and Lisa Morita (the “Employee”).

                WHEREAS, Employee is a senior executive of the Company in the capacity of Executive Vice President and General Manager, Internet Brands;

                WHEREAS, Company desires to recognize Employee’s continued contribution to the growth and stability of the Company and provide an additional incentive for Employee to remain at the Company;

                NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                1. Severance Payment. If Employee is terminated without Cause, as defined in paragraph 2 below, the Company will make a lump sum payment to Employee on the date following the termination date on which Employee shall have signed a full release of the Company and the statutory period for rescission has expired, which payment shall be equal to nine months of Employee’s base salary plus 75% of Employee’s annual stated cash bonus target. In addition, Employee shall receive nine months of continued health, dental and life insurance benefits on the same premium copayment terms as Employee had while employed at the Company provided that Employee was enrolled in such plans on the date of termination. Notwithstanding the foregoing sentence, if Employee retains alternative employment during the nine month severance period and the new employer offers such benefits, Employee’s health, dental and/or life insurance benefits shall terminate on the date that such benefits commence at the new employer.

                2. Cause. For purposes of paragraph 1 above, “Cause” shall be defined as (i) termination for any act of personal dishonesty taken by Employee in connection with Employee’s responsibilities to the Company after repeated written warnings, (ii) a felony conviction, (iii) termination due to a willful act that constitutes misconduct and is injurious to the Company after repeated written warnings;, or (iv) gross negligence, recklessness, or willful misconduct or malfeasance in the performance by Employee of his duties after repeated written warnings.

                3. Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

                IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

INTERNET BRANDS, INC.

By:	/s/ ROBERT N. BRISCO
Robert N. Brisco
Chief Executive Officer

EMPLOYEE:

By:	/s/ LISA MORITA
Lisa Morita